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                      PLAN AND AGREEMENT OF DISTRIBUTION
                             AMENDED AND RESTATED

The Plan of Distribution ("Plan") and Agreement of Distribution ("Agreement"), dated May 1, 2006 (together "Plan and Agreement"), is by and between IDS Life Insurance Company ("IDS Life") and the Corporations ("Registrants"), each on behalf of its underlying series listed in Schedule A. The terms "Fund" or "Funds" are used to refer to either the Registrants or the underlying series as context requires.

The Plan and Agreement are separate and each has been approved by members of the Board of Directors (the "Board") of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the Plan and Agreement, or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the Plan and Agreement.

The Plan and Agreement provide that:

1. IDS Life will purchase the Funds' shares on behalf of its separate accounts and the separate accounts of its affiliated life insurance companies established for the purpose of funding variable life insurance, annuity contracts or both (collectively referred to as "Variable Contracts"). Additionally, IDS Life may offer the Funds' shares to one or more unaffiliated life insurance companies ("Unaffiliated Life Companies") for purchase on behalf of certain of their separate accounts established for the purpose of funding Variable Contracts.

2. The Fund will reimburse IDS Life up to 0.125% of its daily net assets for various costs paid and accrued in connection with the distribution of the Funds' shares and for services provided to existing and prospective Variable Contract owners. Payments under the Plan are based on budgeted expenses and shall be made within five (5) business days after the last day of each month. At the end of each calendar year, IDS Life shall furnish a declaration setting out the actual expenses it has paid and accrued. Any money that has been paid in excess of the amount of these expenses shall be returned to the Funds.

3. IDS Life represents that the money paid by the Funds will benefit the Variable Contract owners and not the separate accounts that legally own the shares and be for the following:

         (a) Printing and mailing prospectuses, Statements of Additional Information, supplements, and reports to existing and prospective Variable Contract owners;

         (b) Preparation and distribution of advertisement, sales literature, brokers' materials and promotional materials relating to the Funds;

         (c) Presentation of seminars and sales meetings describing or relating to the Funds;

         (d)  Training sales personnel regarding the Funds;

         (e)  Compensation of sales personnel for sale of the Funds' shares;

         (f) Compensation of sales personnel for assisting Variable Contract owners with respect to the Funds' shares;

         (g) Overhead of IDS Life and its affiliates appropriately allocated to the promotion of sale of the Funds' shares; and


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         (h)  Any activity primarily intended to result in the sale of the
              Funds' shares, including payments to Unaffiliated Life
              Companies.

4. IDS Life shall provide all information relevant and necessary for the Board of Directors ("Board") to make informed determinations about whether each of the Plan and Agreement should be continued and shall:

         (a) submit quarterly a report that sets out the expenses paid or accrued by it, the names of the Unaffiliated Life Companies to whom the Funds' shares are sold, and the payments made to each Unaffiliated Life Company that has been reimbursed;

         (b) monitor the level and quality of services provided by it and all affiliated companies and will use its best efforts to assure that in each case legitimate services are rendered in return for the reimbursement pursuant to the Plan and Agreement; and

         (c) meet with the Funds' representatives, as reasonably requested, to provide additional information.

5. IDS Life represents that it and all affiliated insurance company sponsors will provide full disclosure of the Funds' 12b-1 Plan and Agreement in the prospectus for any separate account investing in the Funds and will clearly communicate the combined effect of all fees and costs, including the reimbursement under the 12b-1 Plan and Agreement, imposed by the separate account and the Funds in accordance with applicable laws.

6. All payments by IDS Life to Unaffiliated Life Companies shall be made pursuant to a written agreement ("Related Agreement"). All such written agreements will be in a form approved by a majority of the Funds' independent members of the Board and the Board as a whole before it shall be used. The Related Agreement shall:

         (a) require full disclosure of the combined effect of all fees and charges in accordance with applicable laws;

         (b) provide for termination at any time without penalty as required by Rule 12b-1; and

         (c) continue so long as its continuance is done in accordance with the requirements of Rule 12b-1.

7. The Portfolio represents that the Plan and the Agreement has been approved as required by Rule 12b-1 and may continue for more than one year so long as it is continued as required by Rule 12b-1. The Plan shall continue until terminated by action of the members of the Funds' Board who are not interested persons of the Funds and have no direct or indirect financial interest in the operations of the Plan, and the related Agreement will terminate automatically in the event of an assignment as that term is defined in the Investment Company Act of 1940.

8. Neither the Plan nor the Agreement may be amended to materially increase the amount of the payments without the approval of the outstanding voting securities.

9. This Plan and Agreement shall be governed by the laws of the State of Minnesota.


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IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

RIVERSOURCE VARIABLE PORTFOLIO - INCOME SERIES, INC.
RIVERSOURCE VARIABLE PORTFOLIO - INVESTMENT SERIES, INC.
RIVERSOURCE VARIABLE PORTFOLIO - MANAGED SERIES, INC.
RIVERSOURCE VARIABLE PORTFOLIO - MANAGERS SERIES, INC.
RIVERSOURCE VARIABLE PORTFOLIO - MONEY MARKET SERIES, INC.


/s/ Leslie L. Ogg
---------------------------
Leslie L. Ogg
Vice President


IDS LIFE INSURANCE COMPANY

/s/ Gumer C. Alvero
--------------------------
Gumer C. Alvero
Director and Executive Vice President - Annuities


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SCHEDULE A

                                     FUNDS

Each a Minnesota corporation:

RIVERSOURCE VARIABLE PORTFOLIO - INCOME SERIES, INC.
       RiverSource Variable Portfolio - Core Bond Fund
       RiverSource Variable Portfolio - Diversified Bond Fund
       RiverSource Variable Portfolio - Global Bond Fund
       RiverSource Variable Portfolio - Global Inflation Protected Securities
        Fund
       RiverSource Variable Portfolio - High Yield Bond Fund
       RiverSource Variable Portfolio - Income Opportunities Fund
       RiverSource Variable Portfolio - Short Duration U.S. Government Fund RIVERSOURCE VARIABLE PORTFOLIO - INVESTMENT SERIES, INC.
       RiverSource Variable Portfolio - Emerging Markets Fund
       RiverSource Variable Portfolio - Growth Fund
       RiverSource Variable Portfolio - International Opportunity Fund RiverSource Variable Portfolio - Large Cap Equity Fund
       RiverSource Variable Portfolio - Large Cap Value Fund
       RiverSource Variable Portfolio - Mid Cap Growth Fund
       RiverSource Variable Portfolio - Mid Cap Value Fund
       RiverSource Variable Portfolio - S&P 500 Index Fund
       RiverSource Variable Portfolio - Small Cap Advantage Fund
RIVERSOURCE VARIABLE PORTFOLIO - MANAGED SERIES, INC.
       RiverSource Variable Portfolio - Balanced Fund
       RiverSource Variable Portfolio - Diversified Equity Income Fund RIVERSOURCE VARIABLE PORTFOLIO - MANAGERS SERIES, INC.
       RiverSource Variable Portfolio - Fundamental Value Fund
       RiverSource Variable Portfolio - Select Value Fund
       RiverSource Variable Portfolio - Small Cap Value Fund
RIVERSOURCE VARIABLE PORTFOLIO - MONEY MARKET SERIES, INC.
       RiverSource Variable Portfolio - Cash Management Fund